                                                       Exhibit 10 (a)



INDEPENDENT AUDITORS' CONSENT

Mercury Pan-European Growth Fund of
Mercury Funds, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-56205 of our reports dated July 17, 2000 appearing in the annual report to shareholders of Mercury Pan-European Growth Fund (the "Fund") of Mercury Funds, Inc. (formerly Mercury Asset Management Funds, Inc.) for the year ended May 31, 2000 covering both the Fund and Mercury Master Pan-European Growth Portfolio, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Princeton, New Jersey
September 12, 2000